EXHIBIT 20

Execution Version

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made on August 26, 2015
BETWEEN:
(1)	BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the "Seller"); and
(2)	MAGNUM OPUS 2 INTERNATIONAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands with its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the "Purchaser", and, together with the Seller, each a "Party", and collectively the "Parties").
RECITALS:
(A)	The Seller owns all the issued and outstanding shares (the "SPV Sale Shares"), par value US$0.01 per share (the "Shares"), of Excellent China Healthcare Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the "SPV").
(B)	The SPV owns 7% senior unsecured convertible notes with an aggregate principal amount of US$65,000,000 (United States Dollars Sixty-Five Million) (the "Notes") issued by China Cord Blood Corporation, an exempted company with limited liability, incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands ("CCBC").
(C)	The Notes are convertible into ordinary shares of CCBC, par value US$0.0001 per share (the "CCBC Shares"). The CCBC Shares are listed on the New York Stock Exchange, Inc. (the "NYSE").
(D)	The Seller intends to sell the SPV Sale Shares to the Purchaser, and the Purchaser intends to purchase the SPV Sale Shares from the Seller, upon the terms and subject to the conditions of this Agreement.
(E)	The Purchaser intends to sell the SPV Sale Shares, or cause the SPV to sell the Notes, to Golden Meditech Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands ("GM").
AGREEMENT:
SECTION 1
INTERPRETATION
1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

"Acquisition" means the proposed acquisition by GM or one of its Controlled Affiliates of the outstanding CCBC Shares not currently owned by GM or its Affiliates pursuant to a merger of CCBC with a Controlled Affiliate of GM, resulting in a delisting of CCBC from the NYSE.
"Acquisition Closing" means the closing of the Acquisition.
"Affiliate" of a Party means any other Person that directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with such Party.
"Base Acquisition Price" means US$6.40 per CCBC Share.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong, the Cayman Islands or New York City are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a "black" rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.
"Control" of a Person means (a) ownership of more than fifty percent (50%) of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.
"Conversion Shares" at any time means the CCBC Shares into which the Notes are then convertible or have been converted.
"Conveyance Taxes" means all sales, use, value added, transfer, stamp, share transfer, real property transfer and similar taxes.
"Distribution" means a dividend or other distribution declared or paid by CCBC to the holders of CCBC Shares after the date of this Agreement.
"Encumbrance" means any mortgage, pledge, lien, license, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of a third party or a restriction of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitation on voting rights, or any option, right of first refusal or right of first offer.
"Final Acquisition Price" means the sum of (a) the consideration per CCBC Share paid to holders of CCBC Shares upon completion of the Acquisition pursuant to the definitive agreements of the Acquisition (including any amendments thereto, if any) and (b) the amount per CCBC Share of all Distributions declared after the Completion Date and prior to the Acquisition Closing. For the avoidance of doubt, such holders shall exclude any holders exercising dissenter’s rights or any holders that rollover CCBC Shares in connection with the Acquisition.
"Governmental Authority" means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and any securities exchange (including The Stock Exchange of Hong Kong Limited) or other self-regulatory body (including the

Securities and Futures Commission of Hong Kong), whether domestic or foreign, in each case having competent jurisdiction.
"Hong Kong" means the Hong Kong Special Administrative Region of the PRC.
"Note Certificate" means the certificate or certificates representing the Notes.
"Person" means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).
"PRC" means the People's Republic of China and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.
"US$" means United States Dollars, the lawful currency of the United States of America.
1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:
"Agent"	Section 2.3
"Agreement"	Preamble
"CCBC"	Recitals
"CCBC Shares"	Recitals
"Completion"	Section 3.1
"Completion Date"	Section 3.1
"Confidential Information"	Section 7.1
"GM"	Recitals
"Initial Payment"	Section 3.2(a)(i)
"Loss"	Section 8.2
"Non-Public Information"	Section 5.4
"Notes"	Recitals
"NYSE"	Recitals
"Party" or "Parties"	Preamble
"Purchaser Indemnified Party"	Section 8.2
"Purchase Price"	Section 2.2
"Purchaser"	Preamble
"Releasing Parties"	Section 6.3
"Released Parties"	Section 6.3
"Representatives"	Section 7.1
"Second Payment Date"	Section 3.3
"Securities Act"	Section 5.2(i)
"Seller"	Preamble
"Share Charge"	Section 3.2(a)(iii)
"Shares"	Recitals
"SPV"	Recitals
"SPV Sale Shares"	Recitals
"Transfer-back"	Section 3.4(a)
"Transfer-back Closing Date"	Section 3.4(a)
"Unpaid Purchase Price"	Section 3.3

SECTION 2
SALE AND PURCHASE OF THE SPV SALE SHARES
2.1	Sale and Purchase of the SPV Sale Shares. On the basis of the representations and warranties contained in this Agreement, and upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Seller hereby agrees to sell and transfer, the SPV Sale Shares free and clear of all Encumbrances.
2.2	Consideration. Subject to Section 4, the total consideration for the sale and transfer of the SPV Sale Shares (the "Purchase Price") shall be the aggregate of (i) US$13,300,000, (ii) the product of (A) the Base Acquisition Price and (B) the total number of the Conversion Shares as of the Completion Date, and (iii) (x) the total amount of interest accrued but unpaid on 50% of the principal amount of the Notes for the period from April 27, 2015 to the Completion Date and (y) the total amount of interest accrued but unpaid on 50% of the principal amount of the Notes for the period from April 27, 2015 to the Second Payment Date. Assuming that (i) the Unpaid Purchase Price is paid on October 28, 2015, (ii) no distribution is declared or made by CCBC to its shareholders on or before that date and (iii) no Additional Payment becomes payable, the Purchase Price will be US$161,784,252.7.
2.3	Agent. The Parties agree that the Purchaser may designate a paying or transfer agent to perform its obligations under this Section 2 on its behalf (the "Agent").
SECTION 3
COMPLETION AND TERMINATION
3.1	Time and Place. The completion of the sale and transfer of the SPV Sale Shares (the "Completion") shall take place on the date hereof (the "Completion Date"), simultaneously with the execution and delivery of this Agreement by the Parties, at the Hong Kong offices of Paul, Weiss, Rifkind, Wharton & Garrison, 12th Floor, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong (or at such other location, date or time as the Parties may mutually agree upon in writing). The Completion may be accomplished by facsimile or email (in PDF format) transmission to the respective Party of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered thereafter. The Parties acknowledge and agree that all transactions occurring at the Completion shall be deemed to have been taken and all documents to be executed and delivered by the Parties at the Completion shall be deemed to have been executed and delivered simultaneously, and no proceedings or actions shall be deemed taken nor any document deemed executed or delivered until all have been taken, executed and delivered. Unless the Parties otherwise agree in writing, if the Completion is not consummated on the date hereof, this Agreement shall automatically terminate and become null and void ab initio.
3.2	Actions at Completion. Simultaneously with the execution and delivery of this Agreement by the Parties,
(a)	the Purchaser shall deliver or cause to be delivered to the Seller:

(i)	a portion of the Purchase Price equal to US$80,000,000 (the "Initial Payment") in cash by wire transfer of immediately available funds to an account notified in writing by the Seller to the Purchaser;
(ii)	an instrument of transfer in respect of the SPV Sale Shares in favor of the Purchaser duly executed by the Purchaser;
(iii)	counterparts of a share charge in favor of the Seller in the form set out in Exhibit I to this Agreement of the SPV Sale Shares (the "Share Charge") duly executed by the Purchaser, together with the documents referred to in Sub-Clause 4.2 of the Share Charge; and
(iv)	Letter of Undertaking to the Seller in the form set out in Exhibit III to this Agreement duly executed by Mr. Yuen Kam; and
(b)	the Seller shall deliver or cause to be delivered to the Purchaser:
(i)	a duly issued share certificate in the name of the Purchaser, dated as of the Completion Date, evidencing its ownership of the SPV Sale Shares;
(ii)	an instrument of transfer in respect of the SPV Sale Shares in favor of the Purchaser duly executed by the Seller;
(iii)	a true and complete copy of the certified register of members of the SPV, dated as of the Completion Date, evidencing the sole ownership by the Purchaser of the SPV Sale Shares;
(iv)	a true and complete copy of the resolutions of the sole director of the SPV duly appointing Mr. Yuen Kam as a director of the SPV;
(v)	a true and complete copy of the certified register of directors of the SPV, dated as of the Completion Date, evidencing the composition of the board of directors of the SPV, consisting solely of Mr. Julian Wolhardt and Mr. Yuen Kam; and
(vi)	counterparts of the Share Charge duly executed by the Seller.
3.3	Payment of Unpaid Purchase Price.
(a)	On or before October 28, 2015, the Purchaser shall pay or shall cause its Agent to pay to the Seller the portion of the Purchase Price that remains unpaid (other than any Additional Payment that may become due under Section 4). The amount of such unpaid portion of the Purchase Price is referred to as the "Unpaid Purchase Price", and the date on which the Unpaid Purchase Price is paid is referred to as the "Second Payment Date". On the Second Payment Date,
(i)	the Purchaser shall pay the Unpaid Purchase Price in cash by wire transfer of immediately available funds to the account notified in writing by the Seller to the Purchaser in accordance with Section 3.2(a); and

(ii)	the Seller shall deliver or cause to be delivered to the Purchaser,
(A)	a copy of the duly signed resignation letter of Mr. Julian Wolhardt in the form set out in Exhibit II to this Agreement, effective as of the Second Payment Date;
(B)	the documents referred to in Sub-Clause 4.2 of the Share Charge delivered by the Purchaser to the Seller in accordance with Section 3.2(a)(iii); and
(C)	the Note Certificate.
(b)	Based on the assumptions set forth in Section 2.2, the Unpaid Purchase Price will be US$81,784,252.7, calculated as follows:
Unpaid Purchase Price = Purchase Price – US$80,000,000
Purchase Price = (i) + (ii) + (iii) = US$161,784,252.7
where:
(i) = US$13,300,000
(ii) = the Base Acquisition Price * the total number of the Conversion Shares as of the Completion Date
= the Base Acquisition Price * (the aggregate principal amount of the Notes / the conversion price)
= US$6.40 * (US$65,000,000  / US$2.838)
= US$146,582,100
(iii) =  the total amount of interest accrued but unpaid on 50% of the principal amount of the Notes for the period from April 27, 2015 to the Completion Date + the total amount of interest accrued but unpaid on 50% of the principal of the Notes for the period from April 27, 2015 to the Second Payment Date
= (7% * (US$65,000,000 / 2) * (119 / 360)) + (7% * (US$65,000,000 / 2) * (182 / 360))
= US$1,902,152.78
Unpaid Purchase Price = US$161,784 ,252.7 – US$80,000,000 = US$81,784,252.7
(c)	Upon payment of the Unpaid Purchase Price, the Seller shall execute such documents and do all such reasonable acts as may be necessary to release the SPV Sale Shares from the security constituted by the Share Charge.
(d)	Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that, in the event the Purchaser fails to pay the Unpaid Purchase Price to the Seller on or before October 28, 2015, the Seller's rights under the Share Charge and its rights under Section 3.4 shall be the sole and exclusive remedy of the Seller against the Purchaser for any loss or damages suffered as a result of such default.

3.4	Transfer-back.
(a)	If the Purchaser fails to pay the Unpaid Purchase Price to the Seller on or before October 28, 2015 pursuant to Section 3.3, on October 29, 2015 (the "Transfer-back Closing Date") the Purchaser shall transfer the SPV Sale Shares back to the Seller, free and clear of any Encumbrance (the "Transfer-back").
(b)	On the Transfer-back Closing Date, (i) the Purchaser shall deliver to the Seller (A) the documents specified in Section 3.2(b)(i)-3.2(b)(iii) (with "Seller" being interpreted as "Purchaser," and "Purchaser" being interpreted as "Seller," for such purpose) and (B) a copy of the duly signed resignation letter of Mr. Yuen Kam in the form set out in Schedule 3 of the Share Charge, effective as of the Transfer-back Closing Date, and (ii) the Seller shall pay US$1.00 in cash to the Purchaser.
(c)	Without limiting the obligations of the Purchaser under this Section 3.4, the Seller shall be entitled to use the documents delivered by the Purchaser pursuant to Sub-Clause 4.2 of the Share Charge, and/or the power of attorney granted pursuant to Clause 10 of the Share Charge, in order to effect any deliveries required by Section 3.4(b) or otherwise to effect the Transfer-back.
(d)	For the avoidance of doubt, if the Transfer-back occurs, the Initial Payment shall not be refundable.
3.5	Conveyance Taxes and Withholding Rights. Subject to the following provisions of this Section 3.5, the Seller shall be liable for any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is legally required to deduct and withhold with respect to the making of such payment as a result of any applicable law; provided, that if any such deduction and withholding is made, the Base Acquisition Price or Final Acquisition Price (as applicable) shall be increased such that the amount thereof paid to the Seller after such deduction and withholding shall be equal to the amount that would have been paid if no such deduction or withholding were requested. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller. The Parties acknowledge that they are not aware of any requirement under applicable law as of the date of this Agreement that would require any such deduction or withholding.
SECTION 4
ADDITIONAL PURCHASE PRICE
4.1	The Parties agree that if the Final Acquisition Price is higher than the Base Acquisition Price, then the Purchaser shall, promptly upon completion of the Acquisition, pay to the Seller an amount to be calculated as follows (the "Additional Payment"):
Additional Payment = (Final Acquisition Price - Base Acquisition Price) * total number of the Conversion Shares as of the Completion Date

4.2	The Additional Payment shall be made in cash by wire transfer of immediately available funds to the account notified by the Seller in accordance with Section 3.2(a) or such other account as may be notified by the Seller prior to the completion of the Acquisition.
4.3	Notwithstanding the foregoing, the Additional Payment shall not be payable if the Transfer-back has occurred.
4.4	The Purchaser shall ensure that any transferee of the SPV Sale Shares, the Notes or the Conversion Shares shall, as a condition to such transfer, undertake to the Seller to make the Additional Payment as required under this Section 4, on the same terms as applicable to the Purchaser.
SECTION 5
REPRESENTATIONS AND WARRANTIES
5.1	Each of the Seller and the Purchaser represents and warrants to the other Party that:
(a)	such Party has the full power and authority to enter into, execute and deliver this Agreement and the Share Charge and to perform the transactions contemplated hereunder and thereunder, and such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;
(b)	the execution and delivery by such Party of this Agreement and the charge and the performance by such Party of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate or other action of such Party;
(c)	assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement and the Share Charge constitute the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; and
(d)	other than the filings with the U.S. Securities and Exchange Commission in accordance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and publishing announcements in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the Code on Takeovers and Mergers issued by the Securities and Futures Commission of Hong Kong, the execution, delivery and performance of this Agreement and the Share Charge by such Party and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of any organizational or governance document of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority in such Party's country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made or otherwise explicitly required hereunder, (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, or (iv) violate any law applicable to such Party.
5.2	The Seller further represents and warrants to the Purchaser that:
(a)	(i) the SPV is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as it has been and is currently conducted, (ii) the SPV is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, (iii) all corporate actions taken by the SPV have been duly authorized, and the SPV has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its memorandum and articles of association, and (iv) a true and correct copy of the currently effective memorandum and articles of association of the SPV has been delivered by the Seller to the Purchaser;
(b)	the SPV does not own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, in any Person, other than pursuant to the Notes;
(c)	(i) the authorized share capital of the SPV consists of 5,000,000 Shares, of which one (1) Share is issued and outstanding, which has been duly authorized and validly issued, fully paid and non-assessable, (ii) none of the issued and outstanding Shares was issued in violation of any preemptive rights, (iii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating either the Seller or the SPV to issue or sell any Shares, or any other interest in, the SPV, (iv) there are no outstanding contractual obligations of the SPV to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, (v) the SPV Sale Shares constitute all of the issued and outstanding share capital of the SPV and are owned of record and beneficially by the Seller free and clear of all Encumbrances, (vi) there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the SPV Sale Shares, and (vii) Mr. Julian Wolhardt is the sole director of the SPV immediately prior to Completion;
(d)	the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of any organizational or governance document of the SPV, (ii) require the SPV to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person pursuant to any instrument, contract or other agreement to which the

SPV is a party or by which the SPV is bound, (iii) conflict with or result in any breach or violation of any of the terms and conditions of, constitute (or with notice or lapse of time or both constitute) a default under, or trigger any payment under, any instrument, contract or other agreement to which the SPV is a party or by which the SPV is bound, or (iv) violate any law applicable to the SPV;
(e)	no judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Governmental Authority are pending with respect to the SPV Sale Shares, the Seller, the SPV or any of the assets or properties of the SPV, including the Notes;
(f)	(i) the SPV is not in conflict with, or in default, breach or violation of any applicable law, any contract or obligation to which it is party or by which it or any of the SPV Sale Shares, its properties or assets are bound; and (ii) the SPV is in possession of all authorizations, licenses, permits, certificates, consents, approvals and orders issued by any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted;
(g)	the SPV is the sole legal and beneficial owner of the Notes, free and clear of all Encumbrances;
(h)	(i) the SPV was formed solely for the purpose of acquiring and holding the Notes, and it has not conducted any other business prior to Completion and has no assets, agreements, liabilities (accrued or contingent), employees or other obligations of any nature whatsoever, other than those incident to its formation or capitalization or the Notes, or pursuant to this Agreement, and (ii) there are no agreements, arrangements or understandings (proposed or otherwise) between the SPV on the one hand and any of the Seller and its Affiliates on the other hand;
(i)	assuming the truth and accuracy of the representations and warranties of the Purchaser in Section 5.3(a), the offer and sale of the SPV Sale Shares under this Agreement are exempt from the registration requirements and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and from the registration or qualification requirements of any other applicable securities laws and regulations; and
(j)	no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Affiliates.
5.3	The Purchaser further represents and warrants to the Seller that:
(a)	(i) the Purchaser understands that (A) the SPV Sale Shares have not been registered under the Securities Act or any state securities laws, and (B) the SPV Sale Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or the securities laws of any applicable jurisdiction or is exempt from registration thereunder, and (ii) the Purchaser represents that it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act; and
(b)	no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.
5.4	The Seller acknowledges that it has been informed by the Purchaser that the Purchaser may be viewed as an “insider” (as defined under relevant rules promulgated under the Securities Act and U.S. Securities Exchange Act of 1934, as amended) with respect to CCBC and may have material non-public information regarding CCBC (the "Non-Public Information"). Such Non-Public Information, when it is eventually available and disclosed publicly, may cause the market price of the CCBC Shares to increase or decrease substantially. The Seller understands, based on its experience, the disadvantage to which it is subject due to the disparity of information between the Parties. Notwithstanding this, the Seller desires to engage in the transaction contemplated hereunder. The Seller hereby waives any future claim that it or any of its Affiliates might have based on the failure by the Purchaser to disclose the Non-Public Information and expressly releases the Purchaser and its Affiliates and their respective directors, officers, employees and representatives from any and all liabilities arising from any failure on their part to disclose such Non-Public Information, and agrees to make no claim against the Purchaser or any of its Affiliates or their respective directors, officers, employees and representatives in respect of the transaction contemplated under this Agreement related to any failure on their part to disclose such Non-Public Information to it, except with respect to representations, warranties, covenants and agreements expressly made by the Purchaser in this Agreement. Based on such information and investigation as the Seller has deemed appropriate and without reliance upon any Non-Public Information that the Purchaser may have, the Seller has independently made its own analysis and decision to enter into the transaction contemplated hereunder. Except for the representations, warranties and agreements of the Purchaser expressly set forth in this Agreement, the Seller is relying exclusively on its own sources of information, investment analysis and due diligence (including such professional advice as it deems appropriate) with respect to the transaction contemplated hereunder.
SECTION 6
FURTHER AGREEMENTS
6.1	No Transfer.
(a)	For the period from the Completion Date through the Second Payment Date, the Purchaser covenants and agrees to cause the SPV to maintain and hold the Notes and not, without the prior written consent of the Seller, to transfer, directly or indirectly, any Note. For the purposes of this Section 6.1, "transfer" means, in respect of any Note, any direct or indirect sale, assignment, transfer, pledge, hypothecation, mortgage, Encumbrance, distribution or other disposition thereof or of a participation or any economic interest therein, through one or a series of transactions, or other conveyance of legal or beneficial interest therein, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing. Without limiting the foregoing, during such period the Purchaser shall not, and shall ensure that the SPV shall not, create or suffer to exist any Encumbrance on any Note.
(b)	Solely for the purpose of ensuring compliance with the provisions of Section 6.1(a), the Seller shall retain possession of the Note Certificate until the Second Payment Date.
(c)	Notwithstanding the foregoing provisions of this Section 6.1, the Purchaser shall be permitted to grant a call option to GM to acquire the SPV Sale Shares or the Notes for a purchase price equal to the Purchase Price, subject to the Seller’s rights under this Agreement and the Share Charge.
6.2	No Other Conversion. For the period from the Completion Date through the Second Payment Date, without the prior written consent of the Seller, the Purchaser shall cause the SPV not to convert any principal amount of the Notes into any CCBC Shares or any other securities of CCBC or any other Person pursuant to the terms of the Notes or otherwise.
6.3	Release. The Seller, on behalf of itself and its Affiliates (collectively, "Releasing Parties"), hereby fully, irrevocably, and unconditionally releases, acquits, satisfies and forever discharges the SPV as well as the SPV's directors, representatives, successors and assigns (collectively, the "Released Parties"), from and against any and all claims, demands, accounts, rights, sums of money, charges, contracts, agreements, promises, covenants, causes of action, including, but not limited to, negligence and all other tort actions, suits, controversies, judgments, damages, debts, obligations, equities, statutory claims or liabilities, trespasses, losses, expenses and liabilities, of whatever kind or nature whether in law or in equity that a Releasing Party may have against the Released Parties prior to Completion and each Releasing Party agrees that it will forever waive any right to make any claim or seek any recourse against the Released Parties related thereto.
6.4	Board Consent. The Seller shall cause Mr. Julian Wolhardt, and the Purchaser shall cause Mr. Yuen Kam, in each case in his capacity as a director of the SPV, to agree that for the period from the Completion Date through the Second Payment Date, without the unanimous consent of the board of directors of the SPV, the SPV shall not take any action with respect to any matter requiring the resolution of the board of directors under the memorandum and articles of association of the SPV.
6.5	Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
SECTION 7
CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY
7.1	General Obligation. Each Party undertakes to each other Party that it shall not disclose, and that it shall use its reasonable commercial efforts to ensure that its and its Affiliates' respective directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents and consultants who are in receipt of any Confidential Information (collectively, "Representatives") do not disclose, to any third party any Confidential Information without the prior written consent of the concerned Party, or use any Confidential Information other than for the purposes of the transactions contemplated hereunder. The term "Confidential Information" as used in this Section 7 means (i) any non-public information concerning the organization, structure or business of any Party, (ii) the terms of this Agreement and the identities of the Parties and their respective Affiliates, and (iii) any other information or materials prepared by a Party or its Representatives that contain or otherwise reflect, or are generated from, Confidential Information.
7.2	Exceptions. The provisions of Section 7 shall not apply to:
(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;
(b)	disclosure by a Party to a Representative or an Affiliate of such Party, provided that such Representative or Affiliate (i) is under an obligation of confidentiality substantially similar to this Section 7 or (ii) is otherwise under a binding professional obligation of confidentiality;
(c)	disclosure (i) after giving prior notice to the other Parties to the extent practicable in the circumstances, to the extent required under the rules of any securities exchange on which the shares of a Party or any of its Affiliates are listed (or which apply to the Notes or the CCBC Shares) or by applicable laws or governmental regulations or judicial or regulatory process or (ii) in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or
(d)	disclosure by the Seller or its Affiliates of Confidential Information that is reasonably necessary in connection with its reporting requirements to its limited partners in the ordinary course of business.
7.3	Publicity. Except as required by law, by any Governmental Authority (including any relevant securities exchange on which the shares of a Party or any of its Affiliates are listed (or which apply to the Notes or the CCBC Shares) or otherwise agreed by all the Parties in writing, no publicity release or public announcement shall be made by any Party concerning this Agreement, the Share Charge the transactions contemplated hereby or thereby or the relationship or involvement of the Parties.
SECTION 8
INDEMNIFICATION
8.1	Survival of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall survive the Completion until the second anniversary of the Completion Date; provided, however, that the representations and warranties made by the Seller pursuant to Sections 5.1, 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(g) and 5.2(j) shall survive indefinitely. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
8.2	Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller for and against any and all liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from (a) the breach of any representation or warranty made by the Seller contained in this Agreement; and (b) the breach of any covenant or agreement by the Seller contained in this Agreement. To the extent that the Seller's undertakings set forth in this Section 8.2 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.
SECTION 9
MISCELLANEOUS
9.1	Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The Seller and the Purchaser submit to the non-exclusive jurisdiction of the courts of Hong Kong in any suit or proceedings arising out of or relating to this Agreement.
9.2	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.
9.3	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.
9.4	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.
9.5	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.
9.6	Binding Effect; Transfer; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign or transfer all or any part of its rights or obligations under this Agreement without the other Party's prior written consent, except that the Purchaser may transfer or assign its rights and obligations under this Agreement to one of its Controlled Affiliates.
9.7	Costs. Each Party shall bear its own expenses in negotiating, preparing, executing and performing this Agreement and shall bear liability for applicable taxes and duties relating to the transactions contemplated herein.
9.8	Process Agent.
(a)	The Seller hereby appoints KKR Asia Limited, Level 56, Cheung Kong Center, 2 Queen's Road Central, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Seller for this purpose, the Seller shall promptly appoint a successor agent and notify the Purchaser in writing. The Seller agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Seller.
(b)	The Purchaser hereby appoints Golden Meditech Holdings Limited of 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Purchaser for this purpose, the Purchaser shall promptly appoint a successor agent and notify the Seller in writing. The Purchaser agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Purchaser.
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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED

By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Director

MAGNUM OPUS 2 INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Kam Yuen
Name:	Kam Yuen
Title:	Director

Signature Page to Share Purchase Agreement

Exhibit I
Form of Share Charge

Dated this 26 August 2015

B Y :
Magnum Opus 2 International Holdings Limited

IN FAVOUR OF:
BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED

CHARGE OVER SHARES IN
EXCELLENT CHINA HEALTHCARE INVESTMENT LIMITED

Conyers Dill & Pearman
Attorneys at Law
Cayman Islands

TABLE OF CONTENTS

1	INTERPRETATION	3
2	CHARGOR’S REPRESENTATIONS AND WARRANTIES	5
3	CHARGOR’S COVENANTS	6
4	SECURITY	7
5	DEALINGS WITH CHARGED PROPERTY	8
6	PRESERVATION OF SECURITY	9
7	ENFORCEMENT OF SECURITY	11
8	FURTHER ASSURANCES	14
9	INDEMNITIES	15
10	POWER OF ATTORNEY	16
11	EXPENSES	16
12	NOTICES	17
13	ASSIGNMENTS	18
14	MISCELLANEOUS	18
15	LAW AND JURISDICTION	19
16	RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014	19

THIS CHARGE OVER SHARES is made on the 26 August 2015
BY:
Magnum Opus 2 International Holdings Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Chargor”);

IN FAVOUR OF:
Brilliant China Healthcare Investment Limited, a company incorporated under the laws of the Cayman Islands and having its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Chargee”).
WHEREAS:
(A)	By a sale and purchase agreement dated 26 August 2015 (as amended, restated or supplemented in any manner whatsoever from time to time) (the “Purchase Agreement”) made between the Chargor and the Chargee, the Chargee agreed to sell, and the Chargor agreed to purchase, the shares legally and beneficially owned by and registered in the name of the Chargee in Excellent China Healthcare Investment Limited a company incorporated under the laws of the Cayman Islands (the “Company”) on the terms and conditions therein set out.
(B)	As security for the obligations of the Chargor under the Purchase Agreement, the Chargor has agreed to charge, inter alia, its interest in all of the shares legally and beneficially owned by and registered in the name of the Chargor in the Company on the terms and subject to the conditions of this Charge.
(C)	The Company has an authorised share capital of US$50,000 consisting of 5,000,000 shares having a par value of US$0.01, 1 of which has been issued and is fully paid, beneficially owned by and registered in the name of the Chargor.
NOW THIS CHARGE WITNESSES as follows:
1	INTERPRETATION
1.1	In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:
“Business Day”	has the same meaning as in the Purchase Agreement;

“Charge	means this share charge;

“Charged Property”
means all of the Charged Shares and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargor in respect of or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the sub-division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganization, merger or amalgamation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares;

“Charged Shares”	means the 1 share of the Company registered in the name of the Chargor as legal and beneficial owner thereof;

“Event of Default”	means any breach by the Chargor of any of the provisions of the Purchase Agreement or this Charge;

“Purchase Agreement”	has the meaning assigned thereto in Recital (A);

“Parties”	means the parties to this Charge collectively; “Party” means any one of them;

“Secured Obligations”	means all of the present and future payment obligations and other obligations of the Chargor to the Chargee under this Charge or the Purchase Agreement;

“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance; and

“Security Period”	means the period commencing on the date of execution of this Charge and terminating upon discharge of the security created by this Charge as provided in Clause 4.7.

1.2	In this Charge unless the context otherwise requires:
(a)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clauses hereof or paragraphs of the schedule in which the reference appears;
(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;
(d)	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;
(e)	references to assets include property, rights and assets of every description; and
(f)	references to any document are to be construed as references to such document as amended, restated or supplemented in any manner whatsoever from time to time.
2	CHARGOR’S REPRESENTATIONS AND WARRANTIES
The Chargor hereby represents and warrants to the Chargee that:
2.1	The Chargor is a company duly organised, validly existing and in good standing under the laws of the British Virgin Islands;
2.2	The Chargor has full power and authority (i) to be the legal and beneficial owner of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all its obligations under, this Charge;
2.3	This Charge constitutes the Chargor’s legal, valid and binding obligations enforceable against the Chargor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;
2.4	The entry into and performance by the Chargor of this Charge does not violate (i) any law or regulation of any governmental or official authority, or (ii) any agreement, contract or other undertaking to which the Chargor is a party or which is binding upon the Chargor or any of its assets;
2.5	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charge have been obtained and are in full force and effect;
2.6	The Chargor has taken all corporate and other action required to approve its execution, delivery and performance of this Charge; and

2.7	The Company is not a land holding corporation for the purposes of the Land Holding Companies Share Transfer Tax Law of the Cayman Islands.
3	CHARGOR’S COVENANTS
The Chargor hereby covenants with the Chargee:
3.1	To pay all amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in the Purchase Agreement and this Charge to be payable by the Chargor or to be recoverable from the Chargor by the Chargee (or in respect of which the Chargor agrees in the Purchase Agreement and this Charge to indemnify the Chargee), and shall comply with all other obligations of the Chargor as stated in the Purchase Agreement (including without limitation its obligations with respect to the Transfer-back as set forth in Section 3.4 of the Purchase Agreement), at the times and in the manner specified in the Purchase Agreement and this Charge;
3.2	That the Chargor will on demand of the Chargee and at the expense of the Chargor, execute and deliver to the Chargee or to such person or persons as the Chargee may nominate such additional charge or charges of the Charged Property (or any part thereof) for the purpose of further securing the payment and discharge of all Secured Obligations, each such additional charge to be in such form as the Chargee may reasonably require;
3.3	That the Chargor will not without the prior written consent of the Chargee:
(a)	permit any person other than the Chargor, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares;
(b)	permit any variation of the rights attaching to the Charged Shares;
(c)	take or permit any action which might result in an increase or reduction in the authorised or issued share capital of the Company;
(d)	effect or permit the Company to be continued to another jurisdiction outside of the Cayman Islands;
(e)	effect or permit the appointment of any new or further directors or officers of the Company;
(f)	effect or permit any scheme of arrangement, merger, consolidation, amalgamation or other reorganisation applicable to the Company; or
(g)	save in accordance with Sub-Clause 8.2, permit any amendment to the memorandum or articles of association of the Company.

4	SECURITY
4.1	In consideration of the Chargee entering into the Purchase Agreement with the Chargor and as a continuing security for the Secured Obligations, the Chargor as legal and beneficial owner hereby assigns and agrees to assign to the Chargee all benefits present and future, actual and contingent accruing in respect of the Charged Property and all the Chargor’s right, title and interest to and in the Charged Property including (without limitation) all voting and other consensual powers pertaining to the Charged Shares and hereby charges and agrees to charge in favour of the Chargee all of its interest in the Charged Property by way of a first fixed charge.
4.2	The Chargor hereby agrees to deliver, or cause to be delivered, to the Chargee:
(a)	duly executed undated share transfers in respect of the Charged Shares in favour of the Chargee or its nominees in the form set out in Schedule 1;
(b)	all share certificates representing the Charged Shares;
(c)	an executed irrevocable proxy made in respect of the Charged Shares in favour of the Chargee in respect of all general meetings of the Company in the form set out in Schedule 2;
(d)	executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors, alternate directors and officers of the Company appointed by the Chargor in the form set out in Schedule 3; and
(e)	an undertaking from the Company to register transfers of the Charged Shares to the Chargee or its nominee in the form set out in Schedule 4.
4.3	If consent is given in accordance with Paragraph 3.3(c) the Chargor will deliver, or cause to be delivered, to the Chargee immediately upon the issue of any further Charged Shares, the items listed in Paragraphs 4.2(a), 4.2(b), 4.2(c) and 4.2(e) in respect of all such further Charged Shares.
4.4	If consent is given in accordance with Paragraph 3.3(e) the Chargor will deliver, or cause to be delivered, to the Chargee immediately upon the appointment of any further director, alternate director or officer of the Company an undated, signed letter of resignation from such further director, alternate director or officer in a form acceptable to the Chargee.
4.5	The Chargor hereby covenants that during the Security Period it will remain the legal and the beneficial owner of the Charged Property (subject only to the Security Interests hereby created) and that it will not:

(a)	create or suffer the creation of any Security Interests (other than those created by this Charge) on or in respect of the whole of any part of the Charged Property or any of its interest therein; or
(b)	sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property, in any such case without the prior consent in writing of the Chargee.
4.6	The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.
4.7	Upon the payment by, or on behalf of, the Chargor of the Unpaid Purchase Price on or prior to the Second Payment Date in accordance with the terms of the Purchase Agreement, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, immediately release the security constituted by this Charge.
5	DEALINGS WITH CHARGED PROPERTY
5.1	Unless and until an Event of Default has occurred:
(a)	the Chargor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge and/or the Purchase Agreement; and
(b)	the Chargor shall be entitled to receive all notices pertaining to the Charged Shares.
5.2	The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Property and in an Event of Default, the Chargee may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.
5.3	Until payment in full of the Unpaid Purchase Price pursuant to the Purchase Agreement, the Chargee shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof. The Chargee shall not have any duty to ensure that any dividends, distributions, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the

Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.
6	PRESERVATION OF SECURITY
6.1	It is hereby agreed and declared that:
(a)	the Security Interest created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;
(b)	the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;
(c)	no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and
(d)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.
6.2	Any settlement or discharge under this Charge between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Company or the Chargor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.
6.3	The rights of the Chargee under this Charge and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:

(a)	any time or waiver granted to or composition with the Company or any other person;
(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;
(c)	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;
(d)	any amendment or supplement to the Purchase Agreement, the other Security Documents or any other document or security;
(e)	the dissolution, liquidation, merger, consolidation, reconstruction or reorganisation of the Company or any other person; or
(f)	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under the Purchase Agreement, the other Security Documents or any other document or security.
6.4	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving, the Chargor and the Company (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):
(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;
(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;
(c)	exercise any right of set-off or counterclaim against the Company or any such co-surety;
(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or
(e)	unless so directed by the Chargee (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee.
6.5	The Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.
6.6	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it may think fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any immediate obligation to apply the same or any part thereof in or towards the discharge of such amount.
7	ENFORCEMENT OF SECURITY
7.1	Upon the occurrence of an Event of Default the security hereby constituted shall become immediately enforceable and the Chargee may, at any time, without notice to, or consultation with, or the consent of, the Chargor:
(a)	solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargee may think fit; and/or
(b)	remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Charge; and/or
(c)	receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest, distributions or other moneys or assets to be held by the Chargee, until applied in the manner described in Sub-Clause 7.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest, distributions or other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or
(d)	appoint by instrument any person to be a receiver of the Charged Property (the “Receiver”) and remove any Receiver so appointed and appoint another or others in his stead; and/or
(e)	sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of; and/or
(f)	complete any undated blank share transfer forms of all or any part of the Charged Property by dating the same and/or inserting its name or the name of its nominee as transferee.
7.2	The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.
7.3	Upon any sale of the Charged Property or any part thereof by the Chargee, the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.
7.4	Subject to the provisions of clause 7.10, all moneys received by the Chargee pursuant to this Charge shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Charge and the balance shall be applied in the following manner:
(a)	FIRSTLY: in or towards satisfaction of any amounts in respect of the balance of the Secured Obligations as are then accrued due and payable or are then due and payable by virtue of payment demanded, in such order or application as the Chargee shall think fit;
(b)	SECONDLY: in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the sole and absolute opinion of the Chargee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Sub-Clause 7.4; and
(c)	THIRDLY: the surplus (if any) shall be repaid promptly to the Chargor or whosoever else may be entitled thereto.
7.5	Neither the Chargee nor its agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of fraud or dishonesty.

7.6	The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.
7.7	In addition to all other rights or powers vested in the Chargee hereunder or by statute or otherwise, the Receiver may take such action in relation to the enforcement of this Charge to:
(a)	take possession of, redeem, collect and get in all or any part of the Charged Property;
(b)	raise or borrow money and grant security therefor over all or any part of the Charged Property;
(c)	appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;
(d)	do all acts and to execute in the name and on behalf of the Chargor any document or deed in respect of all or any part of the Charged Property;
(e)	in the name of the Chargor or in his own name, bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;
(f)	sell, call in, collect and convert to money the Charged Property or any of it at such place and in such manner and at such price or prices as he shall think fit;
(g)	exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Property and generally to carry out any other action which he may in his sole discretion deem appropriate in relation to the enforcement of this Charge;
(h)	make any arrangement or compromise which he shall think expedient; and
(i)	do all such other acts and things as may be considered to be incidental or conducive to any of the matters or powers aforesaid and which the Receiver lawfully may or can do as agent for the Chargor.
7.8	Every Receiver shall, so far as it concerns responsibility for his acts, be deemed to be an agent of the Chargor, which shall be solely responsible for his acts and defaults and for the payment of his remuneration and no Receiver shall at any time act as agent for the

Chargee.
7.9	Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Chargee (or, failing such agreement, to be fixed by the Chargee) appropriate to the work and responsibilities involved, upon the basis of current industry practice.
7.10	For the avoidance of doubt, and notwithstanding any other provision of this Charge, the Chargee shall be entitled to use the documents delivered pursuant to Sub-Clause 4.2 hereof, and / or the power of attorney granted pursuant to Clause 10 hereof, in order to effect the deliveries required under Section 3.4(b) of the Purchase Agreement and otherwise to effect the transfer of the Charged Shares to the Chargee pursuant to the Transfer-back (as defined in the Purchase Agreement) and such use shall not (unless otherwise specified by the Chargee) constitute enforcement of this Charge. In the event of such use to effect the deliveries required under Section 3.4(b) of the Purchase Agreement and otherwise to effect the transfer of the Charged Shares to the Chargee pursuant to the Transfer-back (as defined in the Purchase Agreement), the Chargee shall be entitled to retain full title to the Charged Share as provided in the Purchase Agreement, and neither Sub-Clause 7.4 nor any other provision of this Charge or applicable law shall require the Chargee to dispose of the Charged Shares or to hold all or any portion of the Charged Shares of any proceeds thereof in trust for the benefit of the Chargor.
8	FURTHER ASSURANCES
8.1	The Chargor shall execute and do all such assurances, acts and things as the Chargee in its absolute discretion may require for:
(a)	perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);
(b)	preserving or protecting any of the rights of the Chargee under this Charge;
(c)	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall inure to the benefit of any assignee of the Chargee;
(d)	facilitating the appropriation or realisation of the Charged Property or any part thereof; or
(e)	exercising any power, authority or discretion vested in the Chargee under this Charge, in any such case forthwith upon demand by the Chargee and at the expense of the Chargor.

8.2	Without limitation to the generality of Sub-Clause 8.1, the Chargor covenants with the Chargee that it will on demand of the Chargee use its best efforts to procure any amendment to the memorandum and articles of association of the Company necessary or, in the opinion of the Chargee desirable, in order to give effect to the terms of this Charge or any documents or transactions provided for herein.
9	INDEMNITIES
9.1	The Chargor will indemnify and hold harmless the Chargee, the Receiver and each agent or attorney appointed under or pursuant to this Charge (each an “Indemnitee”) from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges properly and reasonably suffered, incurred or made by the Chargee, the Receiver or such agent or attorney:
(a)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge;
(b)	in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof; or
(c)	on the release of any part of the Charged Property from the security created by this Charge, and the Chargee, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge.  All amounts recoverable by the Chargee, the Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.
9.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall. For the purposes of this Clause, “rate of exchange” means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.
10	POWER OF ATTORNEY
10.1	The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Chargee and the persons deriving title under it jointly and also severally to be its attorney:
(a)	to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Chargee or its nominees or in any purchaser and to give effectual discharges for payments;
(b)	to take and institute on non‑payment or non-performance (if the Chargee in its sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee for the recovery of such moneys, property and assets hereby charged or completion of performance (including without limitation performance of the Chargor’s obligations in respect of the Transfer-back, as defined in the Purchase Agreement) and to agree accounts;
(c)	to make allowances and give time or other indulgence to any surety or other person liable;
(d)	otherwise generally to act for it and in its name and on its behalf; and
(e)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 7.10) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.
10.2	The power hereby conferred shall be a general power of attorney and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.
11	EXPENSES
11.1	The Chargor shall pay to the Chargee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Chargee or for which the Chargee may become liable in connection with:
(a)	the negotiation, preparation and execution of this Charge;
(b)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

(c)	any variation of, or amendment or supplement to, any of the terms of this Charge; and/or
(d)	any consent or waiver required from the Chargee in relation to this Charge, and in any case referred to in Paragraphs (c) and (d) regardless of whether the same is actually implemented, completed or granted, as the case may be.
11.2	The Chargor shall pay promptly any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.
12	NOTICES
12.1	Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this Clause). Any notice sent by post as provided in this Clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this Clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.
Chargor

Name:	Mr. Kam Yuen

Address:	48/F Bank of China Tower, 1 Garden Road, Central, Hong Kong SAR

Fax:	+852 3605 8110

Chargee:

Name:	Mr. Julian J. Wolhardt

Address:	c/o KKR Asia Limited, Level 56, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Fax:	+852 2219 3000

With a copy to:

Name:	Paul, Weiss, Rifkind, Wharton & Garrison

Attention:	John E. Lange

Address:	12th Floor, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong SAR

Fax:	+852 2840 4300

Email:	jlange@paulweiss.com

13	ASSIGNMENTS
13.1	This Charge and all non-contractual obligations arising out of or in connection with it shall be binding upon and shall inure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Charge to any of them shall be construed accordingly.
13.2	Neither the Chargor nor the Chargee may assign or transfer all or any part of its rights and/or obligations under this Charge.
14	MISCELLANEOUS
14.1	The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.
14.2	This Charge, including its Schedules contains the whole agreement between the Parties in respect of the subject matter of this Charge and supersedes and replaces any prior written or oral agreements, representations or understandings between them relating to such subject matter. The Parties confirm that they have not entered into this Charge on the basis of any representation that is not expressly incorporated into this Charge. Without limiting the generality of the foregoing, neither Party shall have any remedy in respect of any untrue statement made to him upon which he may have relied in entering into this Charge, and a Party’s only remedy is for breach of contract. However, nothing in this Charge purports to exclude liability for any fraudulent statement or act.

14.3	No variations of this Charge shall be effective unless made in writing and signed by each of the Parties.
14.4	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.
14.5	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
14.6	If any of the Clauses, Sub-Clauses, Paragraphs, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such Clause, Sub-Clause, Paragraph, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.
15	LAW AND JURISDICTION
15.1	This Charge shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Charge against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargee from taking proceedings with respect to this Charge in any other jurisdiction, whether concurrently or not.
16	RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014
16.1	The parties hereby agree that each Indemnitee who is not a party to this Agreement (a “Third Party”) has the express right to enforce the contractual terms of this agreement pursuant to the terms of The Contracts (Rights of Third Parties) Law, 2014.
16.2	The consent of each Third Party is not required for any rescission or variation of this agreement agreed to by the Chargor and the Chargee, or any termination of this agreement by the Chargor and the Chargee.
16.3	No Third Party may assign its rights, in whole or in part, under this agreement.
IN WITNESS whereof the Parties have caused this Deed to be duly executed and delivered the day and year first before written.

EXECUTED AS A DEED by	)
Magnum Opus 2 International	)
Holdings Limited	)

In the presence of:

Name:

EXECUTED AS A DEED by	)
BRILLIANT CHINA	)
HEALTHCARE INVESTMENT LIMITED	)
)

In the presence of:

Name:

SCHEDULE 1

SHARE TRANSFER FORM
Excellent China Healthcare Investment Limited
(the “Company”)

TRANSFER OF SHARES

Magnum Opus 2 International Holdings Limited of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 DOES HEREBY SELL, TRANSFER AND ASSIGN to Brilliant China Healthcare Investment Limited of c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands, 1 Share in the Company, a company incorporated under the Companies Law.

DATED the

Magnum Opus 2 International Holdings Limited

Per:

Agreed and accepted this

Brilliant China Healthcare Investment Limited

Per:

SCHEDULE 2
IRREVOCABLE PROXY
DATED the 26 August 2015
We Magnum Opus 2 International Holdings Limited of  Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the "Shareholder") being the holder(s) of 1 share of Excellent China Healthcare Investment Limited, a Cayman Islands exempted company (the "Company"), hereby appoint(s) each and every officer of the Chargee (as defined in the Share Charge dated 26 August 2015 made between the Shareholder and Brilliant China Healthcare Investment Limited (the "Share Charge")) from time to time (the "Proxy Holders") the true and lawful attorney and proxy of the Shareholder for and in the Shareholder's name, place and stead to attend all meetings of the shareholders of the Company and to vote at a meeting any and all shares in the Company at the time standing in the Shareholder's name and to exercise all consensual rights in respect of such shares (including without limitation giving or withholding written consents of shareholders and calling special general meetings of shareholders) upon and during the continuance of an Event of Default (as defined in the Share Charge).  The Shareholder hereby affirms that this proxy is given pursuant to Clause 4 of the Share Charge.  THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.
The Shareholder hereby ratifies and confirms and undertakes to ratify and confirm all that the Chargee or any Proxy Holder may lawfully do or cause to be done by virtue hereof.

If at any time this proxy shall or for any reason be ineffective or unenforceable or fail to provide the Chargee with the rights or the control over the Shareholder's shares of the Company purported to be provided herein, the Shareholder shall execute a replacement instrument which provides the Chargee with substantially the same control over the Company as contemplated herein.  This irrevocable proxy shall be governed by the laws of the Cayman Islands and the Shareholder irrevocably submits to the jurisdiction of the courts of the Cayman Islands in relation to the matters contained herein.
IN WITNESS whereof this Deed is duly executed and delivered the day and year first before written.

EXECUTED AS A DEED by	)
Magnum Opus 2 International	)
Holdings Limited	)

In the presence of:

Name:

SCHEDULE 3
LETTER OF RESIGNATION

To:	The Board of Directors

Excellent China Healthcare Investment Limited (“SPV”)

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104, Cayman Islands

I, KAM Yuen, hereby voluntarily resign from any position I may hold as an officer and/or director of the SPV, with immediate effect.
My resignation is not the result of any disagreement with the SPV on any matter relating to its operation, policies (including accounting or financial policies) or practices.  I confirm that I have no claim against the SPV or any of its directors, officers, employees or shareholders in respect of loss of office as a director or officer of the SPV whatsoever, whether in respect of fees, remuneration or compensation for loss of office.
Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Share Charge, dated 26 August 2015, by and between Brilliant China Healthcare Investment Limited and Magnum Opus 2 International Holdings Limited.

KAM Yuen
Director

Date:

AUTHORITY TO DATE LETTER OF RESIGNATION

TO:	Brilliant China Healthcare Investment Limited

c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands

I, KAM Yuen, hereby irrevocably authorise any officer or agent of Brilliant China Healthcare Investment Limited at any time to date and submit the attached letter of resignation on my behalf, provided that I am notified at the time of such submission.
Executed and delivered as a deed this 26 August 2015
Signed, sealed and delivered by	)
KAM Yuen	)
in the presence of:

Name:

SCHEDULE 4
UNDERTAKING
We, Excellent China Healthcare Investment Limited (the “Company”) hereby irrevocably UNDERTAKE and COVENANT with Brilliant China Healthcare Investment Limited (the “Transferee”) to register all transfers of Charged Shares submitted to the Company for registration by the Transferee pursuant to the due exercise of rights under the Share Charge (as defined below) as soon as practical following the submission of such transfers.
This Undertaking is given pursuant to Paragraph 4.2(e) of the Share Charge (the “Share Charge”) dated 26 August 2015 between Magnum Opus 2 International Holdings Limited and the Transferee, and any capitalised terms used herein and not otherwise defined herein shall have the meanings given such terms in the Share Charge.

IN WITNESS whereof the Company has caused this Deed to be duly executed and delivered this 26 August 2015.

EXECUTED AS A DEED by	)
Excellent China	)
Healthcare Investment Limited	)
in the presence of:

Name:

Exhibit II
Form of Resignation Letter

______, 2015

To:	The Board of Directors
Excellent China Healthcare Investment Limited (“SPV”)
c/o Maples Corporate Services Limited
PO Box 309, Ugland House, Grand Cayman KY1-1104
Cayman Islands

I, [name of director], hereby voluntarily resign from any position I may hold as an officer and/or director of the SPV, effective as of the Second Payment Date.
My resignation is not the result of any disagreement with the SPV on any matter relating to its operation, policies (including accounting or financial policies) or practices.  I confirm that I have no claim against the SPV or any of its directors, officers, employees or shareholders in respect of loss of office as a director or officer of the SPV whatsoever, whether in respect of fees, remuneration or compensation for loss of office.

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Share Purchase Agreement, dated as of August 26, 2015, by and between Brilliant China Healthcare Investment Limited and Magnum Opus 2 International Holdings Limited.

Sincerely,

[Name of director]

Exhibit III
Form of Letter of Undertaking

Execution Version

Letter of Undertaking to Seller

Date: 26 August 2015

BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED
c/o Maples Corporate Services Limited
PO Box 309, Ugland House, Grand Cayman KY1-1104
Cayman Islands

Dear Sirs,

Re: Purchase of SPV Sale Shares

Background

I, the undersigned, am the sole director and the sole registered and beneficial shareholder of Magnum Opus 2 International Holdings Limited ('MO2'), a company incorporated in the British Virgin Islands with its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. I am (i) also a director of Golden Meditech Holdings Limited ('GM'), a company incorporated in the Cayman Islands and whose shares are listed on The Stock Exchange of Hong Kong Limited and (ii) deemed to be interested in the shares of GM held by Bio Garden Inc.

Excellent China Healthcare Investment Limited ('SPV') is the sole legal and beneficial owner of the 7% senior unsecured convertible notes with an aggregate principal amount of US$65,000,000 (United States Dollars Sixty-Five Million) ('Notes') issued by China Cord Blood Corporation, an exempted company with limited liability, incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands ('CCBC').

The Notes are convertible into the ordinary shares of CCBC of par value US$0.0001 per share.

KKR SPV Share Agreement

On the date of this letter, MO2 has entered into a share purchase agreement (' SPV Share Agreement') with Brilliant China Healthcare Investment Limited (the 'Seller'), whereby, among other things, the Seller has agreed to sell, and MO2 has agreed to purchase, one (1) share of the SPV ('SPV Sale Shares'), representing the entire issued share capital of the SPV, subject to the conditions of the SPV Share Agreement.

Under the SPV Share Agreement, MO2 shall:

(a)	pay the purchase price for the SPV Sale Share in two tranches, the first tranche to be paid on the date of the SPV Share Agreement and the second tranche to be paid on or before 28 October 2015;

(b)	make an Additional Payment to the Seller in certain circumstances as provided in Section 4 of the SPV Share Agreement; and

(c)	enter into a share charge ('Share Charge') with the Seller on the date of the SPV Share Agreement whereby, among other things, the SPV Sale Shares would be charged to the Seller to secure MO2's performance of its obligations under the SPV Share Agreement, the Share Charge and (if any) other security documents created (or to be created) in accordance with the SPV Share Agreement.

Also on the date of this letter, I have executed and delivered to GM, a letter of undertaking (the 'Letter of Undertaking to GM') in relation to the option to be granted to GM to acquire the SPV Sale Shares or the Notes.

Undertakings

I hereby unconditionally and irrevocably undertake to the Seller that:

(a)	I shall exercise all of my corporate powers in relation to MO2, and otherwise use my best endeavours, to procure that MO2 shall duly perform its obligations under the SPV Share Agreement, the Share Charge and other security documents (if any) created in accordance with the SPV Share Agreement;

(b)	without limiting the foregoing, I shall ensure that MO2 complies with, and shall be jointly and severally responsible as a primary obligor for, the obligations of MO2 set forth in Sections 3.3 and 4 of the SPV Share Agreement; and

(c)	I shall comply with my obligations to GM under the Letter of Undertaking to GM.

In this letter, a reference to document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time.

This letter of undertaking shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China ('Hong Kong') and I hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this letter of undertaking.

Signed, sealed and delivered as a deed by	)
KAM Yuen	)

Signature of witness

Name of witness:

2